Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
November 12, 2010
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS AND DECLARES QUARTERLY DIVIDEND
Fiscal 2010 Highlights — as of September 30, 2010 or as compared to fiscal 2009
•	Closings increased 25% to 20,875

•	Net sales orders increased 14% to 19,375

•	Net income of $245.1 million, compared to a net loss of $549.8 million

•	Gross margin on home sales increased 420 basis points to 17.3%

•	Homebuilding SG&A improved 240 basis points to 12.1% of homebuilding revenues

•	$1.6 billion in homebuilding cash and marketable securities

•	$1.0 billion in debt repurchases and redemptions during the fiscal year

•	Homebuilding debt to total capitalization (net of cash and marketable securities) improved 1,640 basis points to 16.1%
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported a net loss for its fourth fiscal quarter ended September 30, 2010 of $8.9 million, or $0.03 per diluted share. The quarterly results included $30.8 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs. In the same quarter of fiscal 2009, the net loss was $234.9 million, or $0.74 per diluted share, which included $192.6 million in pre-tax charges for inventory impairments and land option cost write-offs. Homebuilding revenue for the fourth quarter of fiscal 2010 totaled $925.7 million, compared to $1.0 billion in the same quarter of fiscal 2009. Homes closed totaled 4,281, compared to 4,810 homes in the same quarter of fiscal 2009.

     For the fiscal year ended September 30, 2010, the Company reported net income of $245.1 million, or $0.77 per diluted share. The fiscal year results included $64.7 million in pre-tax charges to cost of sales for inventory impairments and land option cost write-offs and a tax benefit of $145.6 million. For fiscal 2009, the net loss was $549.8 million, or $1.73 per diluted share, which included $407.7 million in pre-tax charges for inventory impairments and land option cost write-offs. Homebuilding revenue for fiscal 2010 totaled $4.3 billion, compared to $3.6 billion for fiscal 2009. Homes closed in fiscal 2010 totaled 20,875 homes, compared to 16,703 homes in fiscal 2009.
     Net sales orders for the fourth quarter ended September 30, 2010 totaled 3,979 homes ($817.5 million), compared to 5,008 homes ($1.0 billion) in the same quarter of fiscal 2009. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the fourth quarter of fiscal 2010 was 31%. Net sales orders for fiscal 2010 were 19,375 homes ($4.0 billion), compared to 17,034 homes ($3.5 billion) for fiscal 2009. The Company’s sales order backlog of homes under contract at September 30, 2010 was 4,128 homes ($850.8 million), compared to 5,628 homes ($1.1 billion) at September 30, 2009.
     The Company’s homebuilding unrestricted cash and marketable securities at September 30, 2010 totaled $1.6 billion. During the fourth quarter, the Company reduced the number of homes in inventory by 1,300, contributing to net cash provided by operating activities of $122.3 million. For the fiscal year, net cash provided by operating activities was $709.4 million.
     During the fourth quarter, the Company paid at maturity the remaining principal amount of $51.9 million of its 9.75% senior notes and $11.3 million of its 9.75% senior subordinated notes. Also during the quarter, the Company repurchased a total of $69.4 million principal amount of its outstanding senior notes. Fiscal 2010 homebuilding debt repurchases and redemptions totaled $1.0 billion.
     The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on December 8, 2010 to stockholders of record on November 24, 2010.

     Donald R. Horton, Chairman of the Board, said, “As we expected, market conditions in the homebuilding industry have been even more challenging after the expiration of the tax credit at the end of April. We will continue to focus on providing affordable homes, controlling our costs and contracting for new communities with attractively priced finished lots.
     “We have generated positive cash flow from operations in each of the past seventeen quarters, and our homebuilding unrestricted cash and marketable securities totaled $1.6 billion at September 30, 2010, even after retiring over $1 billion of debt during the fiscal year. Our net homebuilding debt to total capitalization decreased to 16.1% at the end of the fiscal year, and we will continue to focus on maintaining our strong liquidity position and balance sheet.”
     The Company will host a conference call today (Friday, November 12th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from www.drhorton.com on the “Investors” page.
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 20,875 homes closed in the twelve-month period ended September 30, 2010. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 72 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $700,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our continued focus on providing affordable homes, controlling our costs, contracting for communities with attractively priced finished lots and maintaining our strong liquidity position and balance sheet. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the continuing constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of government programs; the limited success of our strategies in responding to adverse conditions in the industry; the impact of an inflationary or deflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; and the utilization of our tax losses could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s current report on Form 8-K dated February 8, 2010, which updated our annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, all which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,
	2010	2009
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$1,282.6	$1,922.8
Marketable securities, available-for-sale	297.7	—
Restricted cash	53.7	55.2
Inventories:
Construction in progress and finished homes	1,286.0	1,446.6
Residential land and lots — developed and under development	1,406.1	1,643.3
Land held for development	749.3	562.5
Land inventory not owned	7.6	14.3

	3,449.0	3,666.7
Income taxes receivable	16.0	293.1
Deferred income taxes, net of valuation allowance of $902.6 million and $1,073.9 million at September 30, 2010 and 2009, respectively	—	—
Property and equipment, net	60.5	57.8
Other assets	434.8	433.0
Goodwill	15.9	15.9

	5,610.2	6,444.5

Financial Services:
Cash and cash equivalents	26.7	34.5
Mortgage loans held for sale	253.8	220.8
Other assets	47.9	57.0

	328.4	312.3

	$5,938.6	$6,756.8

LIABILITIES
Homebuilding:
Accounts payable	$135.1	$216.8
Accrued expenses and other liabilities	957.2	932.0
Notes payable	2,085.3	3,076.6

	3,177.6	4,225.4

Financial Services:
Accounts payable and other liabilities	51.6	62.1
Mortgage repurchase facility	86.5	68.7

	138.1	130.8

	3,315.7	4,356.2

EQUITY
Common stock	3.2	3.2
Additional paid-in capital	1,894.8	1,871.1
Retained earnings	810.6	613.2
Treasury stock, at cost	(95.7)	(95.7)
Accumulated other comprehensive income	0.3	—

	2,613.2	2,391.8
Noncontrolling interests	9.7	8.8

	2,622.9	2,400.6

	$5,938.6	$6,756.8

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$921.1	$1,010.6	$4,302.3	$3,563.6
Land/lot sales	4.6	3.7	7.4	40.3

	925.7	1,014.3	4,309.7	3,603.9

Cost of sales:
Home sales	764.7	884.6	3,558.3	3,096.1
Land/lot sales	2.4	2.3	4.6	34.9
Inventory impairments and land option cost write-offs	30.8	192.6	64.7	407.7

	797.9	1,079.5	3,627.6	3,538.7

Gross profit (loss):
Home sales	156.4	126.0	744.0	467.5
Land/lot sales	2.2	1.4	2.8	5.4
Inventory impairments and land option cost write-offs	(30.8)	(192.6)	(64.7)	(407.7)

	127.8	(65.2)	682.1	65.2

Selling, general and administrative expense	121.8	134.8	522.0	523.0
Interest expense	17.0	29.8	86.3	100.2
(Gain) loss on early retirement of debt	(1.8)	0.5	4.9	(3.9)
Other (income)	(2.7)	(4.1)	(9.2)	(12.8)

Operating (loss) income from Homebuilding	(6.5)	(226.2)	78.1	(541.3)

Financial Services:
Revenues, net of recourse and reinsurance expense	22.7	14.6	90.5	53.7
General and administrative expense	19.9	19.6	77.2	78.1
Interest expense	0.5	0.3	1.9	1.5
Interest and other (income)	(2.5)	(2.4)	(10.0)	(10.4)

Operating income (loss) from Financial Services	4.8	(2.9)	21.4	(15.5)

(Loss) income before income taxes	(1.7)	(229.1)	99.5	(556.8)
Provision for (benefit from) income taxes	7.2	5.8	(145.6)	(7.0)

Net (loss) income	$(8.9)	$(234.9)	$245.1	$(549.8)

Basic:
Net (loss) income per share	$(0.03)	$(0.74)	$0.77	$(1.73)

Weighted average number of common shares	318.5	317.2	318.1	316.9

Diluted:
Net (loss) income per share	$(0.03)	$(0.74)	$0.77	$(1.73)

Adjusted weighted average number of common shares	318.5	317.2	318.6	316.9

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$26.4	$33.7	$122.1	$122.8

Depreciation	$4.5	$5.1	$17.2	$25.7

Interest incurred	$36.8	$52.7	$175.1	$206.5

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Fiscal Year Ended
	September 30,
	2010	2009
	(In millions)
Operating Activities
Net income (loss)	$245.1	$(549.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	17.2	25.7
Amortization of discounts and fees	30.8	10.9
Stock option compensation expense	13.3	13.7
Income tax benefit from stock option exercises	(2.8)	—
Deferred income taxes	—	213.5
Loss (gain) on early retirement of debt, net	4.9	(3.9)
Inventory impairments and land option cost write-offs	64.7	407.7
Changes in operating assets and liabilities:
Decrease in construction in progress and finished homes	156.0	180.0
(Increase) decrease in residential land and lots — developed, under development, and held for development	(11.2)	397.0
Decrease in other assets	3.7	34.1
Decrease in income taxes receivable	277.1	383.1
(Increase) decrease in mortgage loans held for sale	(33.0)	131.3
Decrease in accounts payable, accrued expenses and other liabilities	(56.4)	(102.1)

Net cash provided by operating activities	709.4	1,141.2

Investing Activities
Purchases of property and equipment	(19.2)	(6.2)
Purchases of marketable securities	(328.0)	—
Proceeds from the sale of marketable securities	27.7	—
Decrease (increase) in restricted cash	1.5	(53.2)

Net cash used in investing activities	(318.0)	(59.4)

Financing Activities
Proceeds from notes payable	17.8	487.5
Repayment of notes payable	(1,019.9)	(956.2)
Proceeds from stock associated with certain employee benefit plans	7.6	4.4
Income tax benefit from stock option exercises	2.8	—
Cash dividends paid	(47.7)	(47.5)

Net cash used in financing activities	(1,039.4)	(511.8)

(Decrease) Increase in Cash and Cash Equivalents	(648.0)	570.0
Cash and cash equivalents at beginning of year	1,957.3	1,387.3

Cash and cash equivalents at end of year	$1,309.3	$1,957.3

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2010		2009		2010		2009
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	445	$101.5	495	$114.3	2,027	$469.0	1,519	$353.7
Midwest	224	62.6	356	96.5	1,045	296.0	1,198	323.5
Southeast	733	139.1	1,020	181.7	3,892	728.7	3,107	560.8
South Central	1,546	261.7	1,774	301.0	7,375	1,273.4	6,172	1,060.6
Southwest	398	72.5	375	63.2	1,785	315.3	1,751	300.2
West	633	180.1	988	270.5	3,251	928.6	3,287	899.6

	3,979	$817.5	5,008	$1,027.2	19,375	$4,011.0	17,034	$3,498.4

HOMES CLOSED

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2010		2009		2010		2009
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	484	$110.5	435	$105.3	2,114	$492.2	1,447	$345.3
Midwest	247	71.8	394	103.5	1,187	330.9	1,137	310.0
Southeast	901	171.5	862	153.9	4,049	745.2	2,921	547.5
South Central	1,534	267.3	1,536	266.3	8,046	1,378.8	5,835	1,022.1
Southwest	316	58.1	489	86.2	1,872	329.7	2,045	379.8
West	799	241.9	1,094	295.4	3,607	1,025.5	3,318	958.9

	4,281	$921.1	4,810	$1,010.6	20,875	$4,302.3	16,703	$3,563.6

SALES ORDER BACKLOG

	As of September 30,
	2010		2009
	Homes	Value	Homes	Value
East	472	$103.4	559	$126.6
Midwest	247	70.1	389	105.0
Southeast	812	162.5	969	179.0
South Central	1,691	297.3	2,362	402.6
Southwest	405	71.9	492	86.3
West	501	145.6	857	242.5

	4,128	$850.8	5,628	$1,142.0